DAVID G. WALLACE
                        ONE SUGAR CREEK BLVD., SUITE 620
                              SUGERLAND, TX 77478


                                                                   June 20, 2005


Dr. Morton Reed
President and Chief Executive Officer
LitFunding Corp.
3700 Pecos McLeod Drive, Suite 100
Las Vegas, NV  89121


Dear Mort:

Please accept my resignation from the Board of Litfunding Corp effective June 20, 2005.

I've enjoyed working with you, Stanley and my fellow board members but with the continuing need for outside financing and the regisnation of David Cohen, I do not feel capable of continuing to serve the company.

I'm sorry my involvement must end. I am providing a copy of this letter to he other board members as well as Deron Cobly Esq. and Mark Weber CPA so they can comply with the necessary reporting requirements.

Thanks you again for allowing me to serve shareholders of LitFunding Corp.






Very truly yours,


/s/ David G. Wallace
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David G. Wallace